Exhibit 99.1

Polaris Announces Extension of Employment Agreement with CEO

MINNEAPOLIS—(BUSINESS WIRE)—February 21, 2006—Polaris Industries Inc. (NYSE/PSE:PII) announced today that it has renewed and extended the employment agreement of its Chief Executive Officer, Tom Tiller. The current term of the new agreement runs through 2007. Mr. Tiller, 44, joined Polaris as its President and Chief Operating Officer in 1998 after 15 years in various management positions with General Electric Corporation. Mr. Tiller became Polaris’ President and Chief Executive Officer in 1999 and served in both roles until April 2005 when Bennett Morgan was promoted to the positions of President and Chief Operating Officer. Mr. Tiller will also continue to serve on the Company’s Board of Directors. There have been no material changes to Mr. Tiller’s employment agreement, a copy of which will be filed separately with a Form 8-K Current Report.

“We are extremely pleased that Polaris will continue under Tom’s strong leadership,” stated Polaris Chairman Greg Palen. “Polaris continues to perform exceptionally well under Tom’s focused guidance. The results speak for themselves. Since Tom arrived, the company has completed eight consecutive years of revenue and earnings growth from continuing operations and our shareholders have received superior returns on their investment in Polaris.”

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index

The future financial performance of the Company involves certain risks and uncertainties that could cause future results to differ materially from the historical financial performance of the Company set forth in this news release. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

CONTACT: Polaris Industries Inc., Minneapolis

Marlys Knutson, 763-542-0533

or

Weber Shandwick

Kris Oleson, 952-346-6252

SOURCE: Polaris Industries Inc.